Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-625-3602
RRE Commercial Center	Honolulu Tel.: 808-352-0749
Majuro, MH 96960	Email: dreeder.rmi@gmail.com
Marshall Islands	r.simpson@simpson.gr

International Seaways, Inc.
600 Third Avenue, 39th Floor
New York, New York 10016

August 20, 2018

Re: International Seaways, Inc. (the “Company”)

Ladies and Gentlemen:

We have acted as special Marshall Islands counsel to International Seaways, Inc. (the “Company”), a corporation organized under the laws of the Republic of the Marshall Islands (the “RMI”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’ Registration Statement on Form S-3 (as it may be amended, the “Registration Statement”) relating to the offering and sale from time to time, together or separately, by the selling securityholders identified in the Registration Statement (the “Selling Stockholders”) of up to 7,468,985 of the Company’s Common Stock, no par value (the “Shares”).

In rendering our opinion we have examined and relied upon originals or copies of the following:

(a)  the amended and restated articles of incorporation, amended and restated bylaws, and resolutions of board of directors the Company; and

(b)  the Registration Statement.

We have also examined and relied, as to factual matters, upon originals, or copies certified to our satisfaction, of such records, documents, certificates of officers of the Company and of RMI public officials and other instruments, and made such other inquiries, as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

Based upon and subject to the foregoing and to the qualifications and limitations hereafter expressed, we are of the opinion that the Shares have been duly authorized by the Company, and are validly issued, fully paid and non-assessable.

In rendering our opinion, we (a) have relied in respect of matters of fact upon certificates of officers and employees of the Company and upon information obtained from public officials, (b) have assumed that all documents submitted to us as originals are authentic, that all copies submitted to us conform to the originals thereof, and that the signatures on all documents examined by us are genuine and (c) state that our opinion is limited to the laws of the RMI in effect as of the date hereof and that we do not express an opinion with respect to the laws of any other jurisdiction.

We hereby authorize the addressee of this opinion to file it as an exhibit to the Registration Statement and consent to the reference to us under the captions “Legal Matters” in the prospectus that is a part of the Registration Statement, without admitting that we are an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Dennis J. Reeder
Reeder & Simpson P.C.
Dennis J. Reeder